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                                                                  EXHIBIT 23-(1)



                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 17, 1996 in the Registration Statement (Form S-4 No. 333-09105) and related Prospectus of Sonat Offshore Drilling Inc. for the registration of 28,652,037 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 1996, with respect to the financial statement schedule of Sonat Offshore Drilling Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP




Houston, Texas
August 1, 1996